UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2023

Kronos Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39592	82-1895605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 So. El Camino Real, Suite 400
San Mateo, California	94402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 781-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KRON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2023, the Board of Directors of Kronos Bio, Inc. (the “Company”) appointed Sandra A. Gardiner as the Company’s interim Chief Financial Officer, as well as the Company’s principal financial officer and principal accounting officer, effective at the close of business on September 15, 2023.

Ms. Gardiner, age 57, served as the Chief Financial Officer, Executive Vice President of Finance and Administration and Treasurer of Pulse Biosciences, Inc. (PLSE), a bioelectric medicine company, from November 2019 through December 2022. Ms. Gardiner also served as the Secretary of Pulse Biosciences from November 2019 until October 2021. Prior to joining Pulse Biosciences, Ms. Gardiner served as Executive Vice President, Finance, and Chief Financial Officer of Cutera, Inc. (CUTR), a global provider of laser, light, and other energy-based aesthetic systems, from July 2017 to November 2019. Prior to that, Ms. Gardiner served as Vice President, Finance, Chief Financial Officer and Corporate Secretary of Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices, from April 2015 until it was acquired in April 2017. Ms. Gardiner has been serving as the acting Chief Financial Officer of Anebulo Pharmaceuticals, Inc. (ANEB) (“Anebulo”) since March 2023 under a master services agreement between Potrero Hill Advisors, LLC and Anebulo, which agreement will end on September 28, 2023. Ms. Gardiner has also served as Chief Financial Officer and Vice President of Finance of Aptus Endosystems, Inc., a medical device company acquired by Medtronic plc; Ventus Medical, Inc., a medical device manufacturer; Vermillion, Inc., a medical diagnostic company currently known as Aspira Women’s Health Inc.; and Lipid Sciences, Inc., a biotechnology company. Earlier in her career, Ms. Gardiner served in roles of increasing responsibility at Cardima, Inc., Comac, Inc. and Advanced Cardiovascular Systems, Inc. Ms. Gardiner currently serves on the board of directors of Levitas Bio and serves as Board Chair of the Valley Humane Society. She previously served on the board of directors of Lucira Health Inc. including serving as Audit Committee Chair and a member of the Nominating and Corporate Governance Committee. Ms. Gardiner holds a Bachelor of Arts degree in Management Economics from the University of California, Davis.

Ms. Gardiner is a partner of FLG Partners, LLC (“FLG”), a leading CFO services firm in Silicon Valley. Pursuant to a consulting agreement between the Company and FLG, dated September 8, 2023 (the “Agreement”), FLG, through Ms. Gardiner, will provide CFO level services typical for a public company. The Company has agreed to pay FLG $650 per hour for the services provided under the Agreement, which rate is subject to change upon agreement of the parties.

The Agreement will continue until terminated. Either party may terminate the Agreement upon 30 days’ written notice to the other party, or immediately upon the other party’s material breach, subject to cure periods in certain cases.

The Agreement contains certain covenants and agreements of the parties, including certain indemnification obligations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS BIO, INC.

	By:	/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer

Dated: September 18, 2023